Exhibit 99.3

U.S. PHYSICAL THERAPY, INC. (“USPH”)
OBJECTIVE CASH BONUS PLAN FOR SENIOR MANAGEMENT
FOR 2015 (“OBJECTIVE BONUS PLAN”)

Purpose:  To incentivize and retain Executives eligible for this Objective Bonus Plan to achieve certain corporate earnings criteria and reward Executive Officers of USPH when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH.

Effective Date:  The effective date of this Objective Bonus Plan and the establishment of performance goals and formula for the amount payable hereunder is March 23, 2015.

Eligibility:  The Executives of USPH eligible for this Objective Bonus Plan are the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the Chief Operating Officer (“COO”).

Description, Conditions and Payment Date:  Under this Objective Bonus Plan, Executives have an opportunity to receive a “Cash Bonus” of up to 75% of the Executive’s annual base salary for 2015 (“Base”) as performance awards under the U. S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended and restated). All amounts earned will be awarded by the Compensation Committee of the Board of Directors of USPH (the “Compensation Committee”) in the first quarter of 2016. Before any Cash Bonus is paid, the Compensation Committee shall certify in writing that the performance goals have been obtained in accordance with Code Section 162(m), and any Cash Bonus paid hereunder shall be made in a lump-sum amount no later than March 15, 2016. The Executive must be continuously employed by USPH or its affiliates from the Effective Date through December 31, 2015 to receive the Cash Bonus.

Administration:  The Compensation Committee has authority to administer this Objective Bonus Plan, grant awards and decide all questions of interpretation; provided, however, that the Compensation Committee shall have no discretion to increase the maximum award amounts that are payable as provided below and/or otherwise increase or modify an award which would disqualify the award for the performance-based exception under Code Section 162(m). The Compensation Committee’s determinations and interpretations under this Objective Bonus Plan shall be final and binding on all persons.

Objective Bonus Calculation:  Based on 2015 fully diluted earnings per share (“EPS”) ) (before the impact of EPS of revaluation of non-controlling interests and any extraordinary items and after consideration of the compensation expense required to be reported in 2015 related to this and all other management incentive plans), the goals and amounts payable are as follows:

2015 EPS	Cash Bonus (Compared to Base)
$1.77	15.0%
$1.78	17.0%
$1.79	19.0%
$1.80	21.0%
$1.81	23.0%
$1.82	25.0%
$1.83	27.0%
$1.84	29.0%
$1.85	31.0%
$1.86	33.0%
$1.87	35.0%
$1.88	37.0%
$1.89	39.0%
$1.90	41.0%
$1.91	43.0%
$1.92	45.0%
$1.93	48.0%
$1.94	50.0%
$1.95	54.0%
$1.96	58.0%
$1.97	62.0%
$1.98	66.0%
$1.99	70.0%
$2.00 and over	75.0%

No Trust or Fund:  There shall be no separate trust or fund for this Objective Bonus Plan. Any amount payable hereunder shall be an unfunded obligation of USPH and shall be payable out of the general assets of USPH and no amount payable shall be assignable by the participant.